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                                                                   Exhibit 10.14

November 14, 2001

VIA ELECTRONIC MAIL/FIRST CLASS MAIL

Mr. Myles Cyr
Carnival Corporation
3655 NW 87th Avenue
Miami, FL  33178

Re: Second Amendment to Interactive Television System Agreement dated February 20, 2001, by and between Allin Interactive Corporation and Carnival Cruise Lines (hereinafter "Second Amendment")

Dear Myles:

This letter is to amend the Interactive Television System Agreement ("the Agreement") dated February 20, 2001, by and between Allin Interactive Corporation ("Allin") and Carnival Cruise Lines ("CCL"). Capitalized terms shall have the meaning as set forth in Section 1 of that Agreement.

Whereas, Schedule 1.9 of the Agreement set forth an Installation Schedule for the Agreement ; and

Whereas, Schedule 1.11 of the Agreement sets forth Purchase Prices and Payment Schedules under the Agreement, and

Whereas, the parties desire to amend Schedules 1.9 and 1.11;

Now, therefore, Schedule 1.9 - Installation Schedule is amended as follows:

For the Carnival Sprit (Installation ship #4), the Date Installed of 10/15/01 and Date Operational of 12/31/01are changed to a Date Installed and Date Operational to be determined by mutual agreement of the parties. For the Carnival Legend (Installation ship #5), Date Installed of 5/15/02 and Date Operational of 7/14/02 to a Date Installed and Date Operational to be determined by mutual agreement of the parties. The Dates Installed and Dates Operational for the Carnival Spirit and Carnival Legend are to be agreed upon by the parties no later than March 31, 2002. The parties further agree that in no event will the Dates Operational be later than December 31, 2002.

Now, therefore, the Schedule 1.11 of the Agreement is amended as follows:

For the Carnival Spirit, equipment has already been ordered by Allin and received by Allin as the Customer Affiliate. Upon execution of this amendment, [REDACTED - CONFIDENTIAL TREATMENT REQUESTED] % of the Purchase Price, which was previously billed by Allin will be due and payable by CCL immediately. Allin will bill CCL for an additional [REDACTED - CONFIDENTIAL TREATMENT REQUESTED] % of the Purchase Price upon execution of this amendment, which shall be due and payable by CCL upon receipt of the invoice. An additional [REDACTED - CONFIDENTIAL TREATMENT REQUESTED] % of the Purchase Price will be billed as of the amended Date Installed to be agreed upon by the parties to this amendment. The amounts due upon Completion of Installation and Acceptance shall remain in accordance with the terms of Schedule 1.11 of the Agreement.

For the Carnival Legend, [REDACTED - CONFIDENTIAL TREATMENT REQUESTED] % of the Purchase Price will be due upon the later of determination of an amended Date Installed or 120 days prior to the amended Date Installed to be agreed upon by the parties to this amendment. The amounts due upon notification of shipment of equipment to Customer or Customer Affiliate, Completion of Installation and Acceptance shall remain in accordance with the terms of Schedule 1.11 of the Agreement.

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In witness whereof, this Amendment has been duly executed by the parties hereto as of the date first above written.

Allin Interactive Corporation


By:  /s/ Richard W. Talarico
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Its: Chairman and CEO
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Carnival Cruise Lines, a division of Carnival Corporation


By:  /s/ Myles Cyr
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Its: Vice President - CAO
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